Citigroup Funding Inc.	October 31, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG0302 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01
322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund
Due October 30, 2017
Overview
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Funding Inc. and guaranteed by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of shares of the iShares® FTSE China 25 Index Fund (the “shares”) from their initial share price to their final share price.

▪
The securities offer a minimum positive return at maturity so long as te final share price is greater than or equal to 80% of the initial share price and 1-to-1 participation in any appreciation of the shares in excess of that minimum positive return.  Investors in the securities must be willing to accept full downside exposure to the shares if the shares depreciate by more than 20%.  If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price.  You may lose your entire investment in the securities.  Investors in the securities will not receive any dividends that may be paid on the shares.

▪
In order to obtain the modified exposure to the shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations.

KEY TERMS
Shares:	Shares of the iShares® FTSE China 25 Index Fund (the “ETF” or “underlying share issuer”) (NYSE Arca symbol: “FXI”)
Aggregate principal amount:	$3,220,000
Stated principal amount:	$10 per security
Pricing date:	October 31, 2012
Issue date:	November 5, 2012
Valuation date:	October 25, 2017, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	October 30, 2017
Payment at maturity:
For each $10.00 security you hold at maturity:
▪      If the final share price is greater than or equal to the trigger price:
$10 + the greater of (i) the fixed return amount and (ii) $10 × the share percent change
▪      If the final share price is less than the trigger price:
$10 × the share performance factor
If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $8.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	$36.77, the closing price of the shares on the pricing date
Final share price:	The closing price of the shares on the valuation date
Trigger price:	$29.416, 80% of the initial share price
Fixed return amount:	$4.00 per security (40% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the trigger price.
Share percent change:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	17318Q558 / US17318Q5586
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)	Proceeds to issuer
Per security:	$10.00	$0.30	$9.70
Total:	$3,220,000	$96,600	$3,123,400
(1) The price to public for a particular investor and the related underwriting fee received by Citigroup Global Markets Inc. may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security. For information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-01 dated May 21, 2012	Underlying Supplement No. 1 dated May 23, 2012
Prospectus Supplement and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events, including market disruption events and other events affecting the shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the shares that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

The initial share price and the trigger price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.  Accordingly, the initial share price and the trigger price are subject to adjustment upon the occurrence of any of the events described in that section.

Potential Future Events.  It is possible that Citigroup Funding Inc. will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the securities, as required by the indenture under which the securities are issued.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.

Investors in the securities will not receive any dividends on the shares or the stocks included in or held by the ETF.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive any dividends paid on, and will have no voting or other rights with respect to, the shares or the stocks held by the ETF” below.

October 2012	PS-2

Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

Your actual payment at maturity per security will depend on the actual final share price.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the trigger price and by how much.

Example 1—Upside Scenario A.  The hypothetical final share price is $44.12 (a 20% increase from the initial share price), which is greater than the trigger price and greater than the initial share price by less than the fixed return of 40%.

Payment at maturity per security
= $10 + the greater of (i) the fixed return amount and (ii) $10 × the share percent change

= $10 + the greater of (i) $4.00 and (ii) $10 × 20%

= $10 + the greater of (i) $4.00 and (ii) $2.00

= $10 + $4.00 = $14.00

Because the hypothetical final share price is greater than the trigger price and the fixed return amount is greater than the $2.00 return you would have received based on the performance of the shares, your total return on the securities at maturity in this scenario would equal the fixed return of 40%.

Example 2—Upside Scenario B.  The hypothetical final share price is $55.16 (a 50% increase from the initial share price), which is greater than the trigger price and greater than the initial share price by more than the fixed return of 40%.

Payment at maturity per security
= $10 + the greater of (i) the fixed return amount and (ii) $10 × the share percent change

= $10 + the greater of (i) $4.00 and (ii) $10 × 50%

= $10 + the greater of (i) $4.00 and (ii) $5.00

= $10 + $5.00 = $15.00

Because the hypothetical final share price is greater than the trigger price and the $5.00 return based on the performance of the shares is greater than the fixed return amount, your total return on the securities at maturity in this scenario would reflect 1-to-1 exposure to the positive performance of the shares.

Example 3—Upside Scenario C.  The hypothetical final share price is $33.09 (a 10% decrease from the initial share price), which is greater than the trigger price and less than the initial share price.

Payment at maturity per security
= $10 + the greater of (i) the fixed return amount and (ii) $10 × the share percent change

= $10 + the greater of (i) $4.00 and (ii) $10 × -10%

= $10 + the greater of (i) $4.00 and (ii) -$1.00

= $10 + $4.00 = $14.00

Because the hypothetical final share price is greater than the trigger price and the fixed return amount is greater than the negative return you would have received based on the negative performance of the shares, your total return on the securities at maturity in this scenario would equal the fixed return of 40%.

Example 4—Downside Scenario A.  The hypothetical final share price is $14.71 (a 60% decrease from the initial share price), which is less than the trigger price.

Payment at maturity per security	= $10.00 × the share performance factor = $10.00 × 0.40 = $4.00

Because the hypothetical final share price decreased from the initial share price by more than 20%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the shares.

October 2012	PS-3

Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

Example 5—Downside Scenario B.  The hypothetical final share price is $0 (a 100% decrease from the initial share price), which is less than the trigger price.

Payment at maturity per security	= $10.00 × the share performance factor = $10.00 × 0.00 = $0.00

Because the shares are worth nothing on the valuation date, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the shares and you would lose your entire investment.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the shares contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the shares.  If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price.  There is no minimum payment at maturity on the securities, and you may lose your entire investment in the securities.

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The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

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The trigger feature of the securities exposes you to particular risks.  If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price.  Although you will receive a minimum positive return if the shares depreciate by 20% or less from their initial share price to their final share price, the securities offer no protection at all if the shares depreciate by more than 20%.  As a result, you may lose your entire investment in the securities.

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The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive any payments that become due under the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by

October 2012	PS-4

Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

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Your payment at maturity depends on the closing price of the shares on a single day.  Because your payment at maturity depends on the closing price of the shares solely on the valuation date, you are subject to the risk that the closing price on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested directly in the shares or in another instrument linked to the shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the shares, you might have achieved better returns.

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The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the shares and the stocks held by the ETF, spot and forward exchange rates of the Hong Kong dollar relative to the U.S. dollar and the volatility of those rates, intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the United States or other countries, interest rates generally in the United States and Hong Kong, the time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
You will not receive any dividends paid on, and will have no voting or other rights with respect to, the shares or the stocks held by the ETF.  As of October 31, 2012, the 12-month trailing dividend yield of the shares was 4.63%.  While it is impossible to know the future dividend yield of the shares, if this trailing dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of 23.15% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the shares or in another investment linked to the shares that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

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Fluctuations in exchange rates will affect the price of the shares.  Because the ETF invests in non-U.S. companies, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, the currency in which such stocks trade. Your net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens relative to the Hong Kong dollar, the price of the shares will likely decline for that reason alone.  Currently, the Hong Kong dollar is linked to the U.S. dollar at a rate range of HK$7.75 to HK$7.85 per US$1.00; however, it is uncertain how long this link will be maintained or what effect the establishment of an alternative exchange rate system would have on the shares, the stocks held by the ETF or the value of your securities.

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The shares are subject to risks associated with emerging markets.  The stocks held by the ETF trade on Chinese markets.  Non-U.S. markets tend to be more volatile than U.S. markets.  In addition, companies located in emerging markets, such as China, may be subject to heightened political, economic, social and financial risks.

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The shares are subject to risks associated with investing in China.  The ETF tracks the value of Chinese issuers and is subject to all of the risks of investing in China, including heightened risks of inflation or nationalization and market fluctuations caused by economic and political developments.  In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a rise in the Chinese government’s debt burden.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially resulting in market distortions and volatiliy.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

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Our offering of the securities is not a recommendation of the shares.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the shares is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the shares or the stocks held by the ETF or in instruments related to the shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the shares.  These and other activities of our affiliates may adversely affect the price of the shares and may have a negative impact on your interests as a holder of the securities.

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The price of the shares may be adversely affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the shares or in instruments related to the shares.  Our affiliates also trade the shares, the stocks held by the ETF and other financial instruments related to the shares and such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the price of the shares in a way that negatively affects the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

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We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

October 2012	PS-5

Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

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An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the price of the shares.  For example, we will not make any adjustment for ordinary dividends.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the shares would not.

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The securities may become linked to shares representing an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the shares.  For example, if the underlying share issuer enters into a merger agreement that provides for holders of the shares to receive shares of another entity, the shares of such other entity will become the successor shares for all purposes of the securities upon consummation of the merger.  Additionally, if the shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the successor shares.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the shares, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

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The price of the shares may not completely track the performance of the FTSE China 25 Index. The price of the shares will reflect transaction costs and fees of the ETF that are not included in the calculation of the FTSE China 25 Index.  In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the FTSE China 25 Index.

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Changes made by the investment adviser to the underlying share issuer or by the sponsor of the FTSE China 25 Index could adversely affect the value of the securities.  We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the FTSE China 25 Index.  Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the FTSE China 25 Index.  Such changes could be made at any time and could adversely affect the performance of the shares.

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The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Shares

The iShares® FTSE China 25 Index Fund (the “underlying share issuer”) is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index (the “underlying index”).  The FTSE China 25 Index, which is published and disseminated by FTSE, a company owned equally by the London Stock Exchange and the Financial Times, is designed to represent the performance of the largest companies in the Chinese equity market that are available to international investors.  All of the stocks in the underlying index currently trade on the Hong Kong Stock Exchange.

The underlying share issuer is maintained and managed by iShares®, Inc. and BlackRock Fund Advisors is currently the investment adviser to the iShares® FTSE China 25 Index Fund.  The underlying share issuer is registered with the SEC as part of the iShares® Trust.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s Web site at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  The shares trade on the NYSE Arca under the ticker symbol “FXI.”

October 2012	PS-6

Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® FTSE China 25 Index Fund” in the accompanying underlying supplement for important disclosures regarding the shares, including certain risks that are associated with an investment linked to the shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the shares or other securities of the underlying share issuer or any of the shares included in the underlying index.  We have derived all disclosures contained in this pricing supplement regarding the shares and the underlying share issuer from publicly available documents.  In connection with the offering of the securities, none of Citigroup Funding Inc., Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the issuer of any of the shares included in the underlying index.

The securities represent obligations of Citigroup Funding Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares.

Historical Information

The graph below shows the closing price of the shares for each day such price was available from January 3, 2007 to October 31, 2012.  The table that follows shows the high and low closing prices of, and dividends paid on, the shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the shares as an indication of future performance.

iShares® FTSE China 25 Index Fund January 3, 2007 to October 31, 2012

iShares® FTSE China 25 Index Fund	High	Low	Dividends
2007
First Quarter	$38.85	$30.50	n/a
Second Quarter	$43.31	$34.92	n/a
Third Quarter	$60.67	$39.96	n/a
Fourth Quarter	$72.91	$53.75	$0.69675
2008
First Quarter	$59.25	$41.14	n/a
Second Quarter	$54.58	$43.13	$0.56153
Third Quarter	$47.20	$30.88	n/a
Fourth Quarter	$34.35	$19.36	$0.20803
2009
First Quarter	$31.58	$22.80	n/a
Second Quarter	$40.12	$29.23	$0.32633
Third Quarter	$43.78	$36.51	n/a
Fourth Quarter	$46.35	$39.48	$0.22215
2010
First Quarter	$44.56	$37.17	n/a
Second Quarter	$44.59	$37.01	$0.45877

October 2012	PS-7

Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

iShares® FTSE China 25 Index Fund	High	Low	Dividends
Third Quarter	$42.85	$38.73	n/a
Fourth Quarter	$47.93	$42.20	$0.16919
2011
First Quarter	$44.96	$41.16	n/a
Second Quarter	$46.40	$41.11	$0.68555
Third Quarter	$43.31	$30.83	n/a
Fourth Quarter	$38.95	$29.75	$0.07946
2012
First Quarter	$40.48	$35.15	n/a
Second Quarter	$38.34	$31.83	$0.85100
Third Quarter	$35.29	$32.09	n/a
Fourth Quarter (through October 31, 2012)	$37.67	$34.91	n/a

The closing price of the shares on October 31, 2012 was $36.77.  We make no representation as to the amount of any dividends that may be paid on the shares in the future. In any event, as an investor in the securities, you will not be entitled to receive any dividends that may be payable on the shares.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and "Risk Factors Relating to the Securities" in the accompanying product supplement and "Summary Risk Factors" in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in "United States Federal Tax Considerations" in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Subject to the discussion below concerning the potential application of the "constructive ownership" rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code"), any gain or loss recognized upon sale, exchange or retirement of the securities should be long-term capital gain or loss if you held the securities for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of securities may be treated as entry into a "constructive ownership transaction," within the meaning of Section 1260 of the Code, with respect to the shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain." Although the matter is unclear, the "net underlying long-term capital gain" may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased shares with a value equal to the amount you paid to acquire your securities and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section of the accompanying product supplement called "United States Federal Tax Considerations - Potential Application of Section 1260 of the Code" for additional information and consult your tax adviser regarding the potential application of the "constructive ownership" rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income or gain in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the

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Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30, subject to reduction for volume purchase discounts as described below, for each security sold in this offering.  From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.30, subject to reduction for volume purchase discounts as described below, for each security they sell.

The price to public, the underwriting fee received by Citigroup Global Markets Inc. and the related selling concession paid to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information
Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.000	$0.300	$0.300
≥ $1,000,000 and < $3,000,000	$9.950	$0.250	$0.250
≥ $3,000,000 and < $5,000,000	$9.925	$0.225	$0.225
≥$5,000,000	$9.900	$0.200	$0.200

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement, prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-2700).  All other clients may contact their local brokerage representative.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the

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Citigroup Funding Inc.

322,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® FTSE China 25 Index Fund Due October 30, 2017

State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Martha D. Bailey, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Martha  D. Bailey, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the securities offered by this pricing supplement and duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the securities offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Martha D.  Bailey, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

October 2012	PS-10